UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Knight Capital Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

April 3, 2008

Dear Stockholder:

We cordially invite you to attend Knight Capital Group, Inc.’s annual stockholders’ meeting. The meeting will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 14, 2008 at 1:00 p.m.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our 2007 Annual Report to Stockholders. At this year’s meeting, the agenda includes the election of seven Directors and a proposal to ratify the appointment of our independent auditor. Our Board of Directors recommends that you vote FOR each of these matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Your vote is very important regardless of how many shares of Knight Capital Group, Inc. Class A Common Stock you own. Regardless of whether you plan to attend the Annual Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy by touch-tone phone or through the Internet as indicated on the proxy card. Alternatively, you are requested to sign, date and return the proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of Knight Capital Group, Inc. (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Thank you for your continued support of Knight Capital Group, Inc.

Sincerely,

Thomas M. Joyce	William L. Bolster
Chairman and Chief Executive Officer	Lead Director

KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knight Capital Group, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Knight Capital Group, Inc., a Delaware corporation (“Knight” or the “Company”), will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 14, 2008 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To elect seven members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such Directors’ successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of shares of Knight Class A Common Stock at the close of business on April 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting. On that day, 93,744,413 shares of Knight Class A Common Stock were outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at Knight’s corporate offices, located at 545 Washington Boulevard, Jersey City, New Jersey 07310, during the 10 days before the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting.

By order of the Board of Directors,

/s/

Thomas M. Merritt
Corporate Secretary

April 3, 2008

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET (AS MORE FULLY DESCRIBED ON YOUR PROXY CARD AND HEREIN).

KNIGHT CAPITAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2008

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Knight Capital Group, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, “Knight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board” and each member thereof a “Director”) for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof), which will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 14, 2008 at 1:00 p.m. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the 2007 Annual Report to Stockholders are first being mailed to stockholders on or about April 9, 2008.

At the Annual Meeting, stockholders will be asked to consider and vote on proposals to: (i) elect seven members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such Directors’ successors are duly elected and qualified; (ii) ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008; and (iii) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders will need to present photo identification to be admitted into the Annual Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

The principal executive offices of the Company are located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

You may vote in any of the four following ways: (1) by attending the 2008 Annual Meeting; (2) by calling the toll-free telephone number listed on the proxy card; (3) by voting on the Internet at the address listed on the proxy card; or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of Knight Class A Common Stock (the “Common Stock”) that are entitled to vote and are represented by a proxy properly signed and received at or before the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated therein. If a proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of Common Stock represented by such proxy will be voted as follows:

FOR the election of each of the seven nominees to the Company’s Board of Directors; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008.

The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Annual Meeting by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of Knight (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Annual Meeting. If you own shares held in street name and wish to vote at the Annual Meeting, you must have a legal proxy from your broker.

The Company will bear the entire cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement. The Company has retained the services of Mellon Investor Services LLC (“Mellon”) to assist in the solicitation of proxies. Mellon will receive a fee from the Company for services rendered of approximately $8,500, plus out-of-pocket expenses. In addition to solicitation by mail, the Directors, officers and employees of the Company may solicit proxies from stockholders of the Company by telephone, electronic communication or by personal interview. Such Directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save the Company additional expense by electing to receive future proxy statements and annual reports electronically. If you would like to request this electronic delivery, please enroll after you complete your voting. If your shares are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.bnymellon.com/shareowner/isd. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Corporate Secretary of the Company of this request in writing at the address set forth at the beginning of this Proxy Statement.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of Common Stock at the close of business on April 1, 2008 will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on April 1, 2008, the Company had outstanding and entitled to vote 93,744,413 shares of Common Stock. Shares of Common Stock represented by proxies which are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be counted as votes cast in favor of the matters brought before the stockholders at the Annual Meeting. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Annual Meeting as to any proposal as to which authority to vote is withheld by the broker.

The presence, in person or by proxy, at the Annual Meeting of the holders of at least a majority of the votes entitled to be cast at the Annual Meeting, and at any adjournment or postponement thereof, is necessary to constitute a quorum for the transaction of business. Because the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008 requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting, abstentions will have the same effect as a negative vote on this proposal. However, broker non-votes will be disregarded and have no effect on the outcome of the vote for this matter. Abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

No Appraisal Rights

Stockholders have no rights under Delaware law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

Postponement or Adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

Knight currently has eight members on its Board of Directors. Except for Rodger O. Riney who is retiring and not standing for re-election, all of the current members of the Board of Directors have been approved, recommended and nominated for re-election to the Board of Directors by our Nominating and Corporate Governance Committee and by the Board of Directors. Accordingly, the Board of Directors has resolved to reduce the full size of the Board from eight to seven immediately prior to the election of the new Board at the Annual Meeting. Each of the seven current Directors nominated for election this year was elected by the stockholders at the 2007 Annual Meeting of Stockholders. The Board of Directors has determined that each of its current Directors, including all Directors standing for re-election, except for Mr. Joyce, our Chairman and Chief Executive Officer, is independent within the meaning of the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect.

The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

Nominees for Election as Directors

The name, age (as of March 31, 2008), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

Thomas M. Joyce (53), Chairman of the Board and Chief Executive Officer of the Company, has over 29 years of experience in the securities industry. Mr. Joyce has been Chairman of the Board of the Company since December 2004 and has served as a Director since October 2002. He has been Chief Executive Officer of the Company since May 2002. From December 2001 to May 2002, Mr. Joyce was the Global Head of Trading at Sanford C. Bernstein & Co. Prior to that, Mr. Joyce held a variety of leadership roles in the Global Institutional Equity business during his 15 years at Merrill Lynch & Co., where his last position was Head of Global Equity eCommerce from 1999 through 2001. Mr. Joyce is a former member of the Board of Directors of Nasdaq and the Board of Directors of the Securities Industry Association (now known as the Securities Industry and Financial Markets Association (“SIFMA”)). In 1977, Mr. Joyce received his degree in economics from Harvard College.

William L. Bolster (64), Lead Director of the Company, has served on the Board since November 2003. Mr. Bolster was Chairman and Chief Executive Officer of CNBC International from July 2001 to November 2003 and was a consultant to CNBC International until February 2004. Prior thereto, he was President of CNBC from January 1996 until July 2001. Previously, Mr. Bolster was President and General Manager of WNBC-TV in New York. Mr. Bolster received a B.A. in Business Administration from Loras College in 1967.

Gary R. Griffith (68), Director of the Company, has served on the Board since the Company’s initial public offering and, before that, as an advisory board member of Roundtable Partners, L.L.C., the Company’s predecessor (“Roundtable”), since March 1995. He has been an independent financial consultant since 1990 and has worked in investment banking and financial consulting since 1980. Before 1980, Mr. Griffith was with CBS, Inc. and Price Waterhouse. Mr. Griffith is a certified public accountant who received a B.S. in Business Administration from Ohio State University in 1963.

Robert M. Lazarowitz (51), Director of the Company, is a former Executive Vice President of the Company. Mr. Lazarowitz has served on the Board since May 2001. In addition, before November 2000, he was a member of the Board since the Company’s inception. Mr. Lazarowitz was also a co-founder of Roundtable. Mr. Lazarowitz has over 20 years of experience in the securities and financial services industries. Before November 2000, Mr. Lazarowitz served for 12 years as Chief Financial Officer, and then as Chief Operating Officer, of the Company’s subsidiary, Knight Capital Markets LLC and its predecessors. From 1985 to 1987, he served as Chief Financial Officer of Bach Management/Investment Banking and, from 1984 to 1985, as Chief Operating Officer of Traubner Bach Co. Inc. Mr. Lazarowitz currently owns and operates a non-financial services business. Mr. Lazarowitz received a B.S. in Accounting from the University of South Florida in 1978.

Thomas C. Lockburner (68), Director of the Company, has served on the Board since February 2004. Mr. Lockburner spent more than 40 years at Deloitte & Touche LLP (“Deloitte”), where he was a partner specializing in the financial services and securities industries. During his tenure at Deloitte, Mr. Lockburner was the National Industry Director for the Securities Industry with responsibility for all of the firm’s services to its securities industry clients. He is a member of the Financial Management and Securities Operations divisions of SIFMA. He also is a past member of the Executive Committees of both the Financial Management and Internal Audit divisions of SIFMA. Mr. Lockburner also is a member of the American Institute of Certified Public Accountants and served as Chairman of its Stockbrokerage and Investment Banking Committee and as a member of its Commodities Futures Trading Committee. He previously served as a member of the NASD’s (now known as The Financial Industry Regulatory Authority (“FINRA”)) Financial Responsibility Committee and as a FINRA Arbitrator. Mr. Lockburner is a certified public accountant who received a B.A. in Accounting from Franklin & Marshall College in 1962.

James T. Milde (47), Director of the Company, has served on the Board since May 2005. Mr. Milde has over 20 years of broad industry experience. He is currently President of Summit Advisors, a management consulting firm. From February 2006 to September, 2007, he was the Senior Vice President and Chief Information Officer of United Rentals, Inc. Mr. Milde previously served as the Senior General Manager, Chief Information Officer for Sony Electronics, Inc., from January 2002 to January 2006, where he was responsible for all facets of information technology, supply chain and software related ventures across the United States. Prior thereto, Mr. Milde served as the Senior Vice President, Chief Information Officer for The Pepsi Bottling Group from 1999 to February 2002. Mr. Milde was the Senior Vice President, Operations and Administration for Random House, Inc. from 1994 to 1999. He received a B.A. in Economics and Finance from St. Lawrence University in 1982 and an M.B.A. from Clarkson University in 1984. He currently serves on the Clarkson University Board of Trustees.

Laurie M. Shahon (56), Director of the Company, has served on the Board since July 2006. Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon received an A.B. in English and Political Science from

Wellesley College in 1974 and an M.B.A. from Columbia University in 1976. She is a former Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of several public companies and currently serves on the board of Eddie Bauer Holdings, Inc.

Board of Directors and its Committees

During 2007, the Board of Directors met twelve (12) times and took action by unanimous written consent on two other occasions. The Company’s independent Directors also met at regularly scheduled executive sessions on at least a quarterly basis. Mr. Bolster serves as the Company’s Lead Director. The Company has, as standing committees, a Finance and Audit Committee, a Compensation Committee, a 162(m) Committee and a Nominating and Corporate Governance Committee. The committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below. As an executive officer of the Company, Mr. Joyce does not serve as a member of any Board committees. All Directors attended 100% of the Board’s meetings and the meetings of any committees of the Board of Directors of which they were members in 2007. Our corporate website, at www.knight.com in the “Corporate Governance” section, provides information regarding our policy on Director attendance at our Annual Meeting and last year’s attendance by our Board. The contents of our corporate website are not deemed incorporated by reference herein.

Name of Director	Finance and Audit	Compensation	162(m)	Nominating and Corporate Governance
Non-Employee Directors:
William L. Bolster(1)	Member	Chairperson	Member	Chairperson
Gary R. Griffith	Member	—	—	Member
Robert M. Lazarowitz	—	—	—	Member
Thomas C. Lockburner(2)	Chairperson	—	Member	Member
James T. Milde	—	Member	—	Member
Rodger O. Riney	—	Member	—	Member
Laurie M. Shahon	—	Member	—	Member
Number of Meetings in 2007	13	13	1	1

(1)	Mr. Bolster became a member of the Finance and Audit Committee and 162(m) Committee on May 9, 2007.
(2)	Mr. Lockburner became a member of the 162(m) Committee on May 9, 2007.

Finance and Audit Committee

The current members of the Finance and Audit Committee are Messrs. Lockburner, Bolster and Griffith, each of whom is not an officer or employee of the Company. Mr. Lockburner serves as the Chairman of the Finance and Audit Committee. The Board of Directors has determined in its business judgment that each member is in compliance with the independence, experience and financial literacy requirements set forth by Nasdaq, The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect. The Board of Directors has also determined in its business judgment that Messrs. Lockburner and Griffith are each an “audit committee financial expert” as defined under SEC rules. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the Securities Act of 1933.

As of the date of our Annual Meeting, the size of the Finance and Audit Committee will be increased to four (4) members and Ms. Shahon will join the Finance and Audit Committee. Ms. Shahon is in compliance with the independence, experience and financial literacy requirements set forth by Nasdaq, The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect.

The Finance and Audit Committee held thirteen (13) meetings during 2007. The Finance and Audit Committee operates under a written charter, a current copy of which is available through the Knight corporate web site at www.knight.com in the “Corporate Governance” section. The Finance and Audit Committee of the Board of Directors is established to assist the Company’s Board of Directors oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the relationship with the independent auditor; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The Finance and Audit Committee also reviews and makes recommendations to the Board regarding: (i) all proposed material capital formation plans, including planned issuances of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company. The Finance and Audit Committee Report is included herein on page 28.

Compensation Committee

The current members of the Compensation Committee are Messrs. Bolster, Milde and Riney and Ms. Shahon, each of whom is independent within the meaning of Nasdaq’s independence standards, as currently in effect. Mr. Bolster serves as Chairman of the Compensation Committee. As Mr. Riney is retiring and not standing for re-election as a member of the Board of Directors, Mr. Lazarowitz will replace Mr. Riney on the Compensation Committee as of the date of our Annual Meeting. Mr. Lazarowitz is independent within the meaning of Nasdaq’s independence standards, as currently in effect. The Compensation Committee is governed by a written charter, a current copy of which is available on our corporate website at www.knight.com in the “Corporate Governance” section. The Compensation Committee has responsibility for approving and evaluating executive officer compensation, incentive compensation and equity-based plans, policies and programs of the Company and its subsidiaries. The Compensation Committee also evaluates the performance of the Company’s Chief Executive Officer, and based on such evaluation, reviews and approves his annual salary, cash incentive bonus and long-term equity incentive bonus. During 2007, the Compensation Committee held thirteen (13) meetings. The Compensation Committee report is included herein on page 14.

162(m) Committee

On April 2, 2007, the Board created a 162(m) Committee, effective as of the date of our 2007 Annual Meeting. The 162(m) Committee assumed the responsibilities of the 162(m) Sub-Committee of the Compensation Committee, which was dissolved as of the date of our 2007 Annual Meeting. The current members of the 162(m) Committee are Messrs. Bolster and Lockburner. The 162(m) Committee provides assistance to the Board of Directors and the Compensation Committee by setting performance-based compensation criteria for the Company’s Chief Executive Officer and other key executives, certifying the results of such performance at the end of the annual performance period and awarding the resulting performance-based compensation to such key executives. The 162(m) Committee is also responsible for making stock option and restricted stock grants to such key executives. The 162(m) Committee and the 162(m) Sub-Committee each held one (1) meeting in 2007.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee (“NCGC”) are Messrs. Bolster, Griffith, Lazarowitz, Lockburner, Milde and Riney and Ms. Shahon. Mr. Bolster is the Chairman of the Nominating and Corporate Governance Committee. As Mr. Riney is retiring and not standing for re-election as a member of the Board of Directors, he will serve on the NCGC until the date of our Annual Meeting. Each member of our NCGC is independent within the meaning of Nasdaq’s independence standards, as currently in effect. The NCGC is governed by a written charter, a current copy of which is available on our corporate website at www.knight.com in the “Corporate Governance” section. A primary function of the NCGC is to identify and recommend to the Board individuals qualified to serve as Directors of the Company, consistent with the criteria included in the charter of the NCGC and our Corporate Governance Guidelines. The NCGC also considers nominee recommendations from stockholders of the Company. Other functions of the NCGC include: (i) recommending Directors to serve on committees of the Board; (ii) advising the Board with respect to matters of Board composition and procedures; (iii) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (iv) overseeing the annual evaluation of the Board and the Company’s management. The NCGC held one (1) meeting in 2007.

CORPORATE GOVERNANCE

As more fully described above, the Company has a Nominating and Corporate Governance Committee (the “NCGC”). All of the members of the Board, other than Mr. Joyce, serve on the NCGC, and each is an independent Director under the Nasdaq listing standards, as currently in effect. The NCGC met one (1) time during 2007.

The NCGC is governed by a written charter, a current copy of which is available on our corporate website at www.knight.com in the “Corporate Governance” section. The Board has also adopted a set of written Corporate Governance Guidelines recommended by the NCGC, which is also available on our corporate website. A copy of the charter, along with the Corporate Governance Guidelines, is also available in print to stockholders upon request, addressed to Communications, Marketing and Investor Relations at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.

Nomination Process

The NCGC believes that the minimum qualifications for serving as a Director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In this regard, the NCGC examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Annex A to our Nominating and Corporate Governance Committee Charter lists criteria for nomination to our Board. Also, our Corporate Governance Guidelines list specific qualification rules for all of our Board members and nominees.

The NCGC identifies potential nominees by asking current Directors and executive officers to notify the NCGC if they become aware of persons meeting the criteria described above. The NCGC also, from time to time, engages firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the NCGC as a potential candidate, the NCGC may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the NCGC determines that the candidate warrants further consideration, the NCGC contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the NCGC requests information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, the NCGC members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments and qualifications. All information regarding the candidate is then provided to the NCGC members for review and consideration. The NCGC’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Corporate Governance Guidelines

The NCGC is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning governance matters. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board of Directors: (i) independent Directors will comprise a majority of the Board; (ii) disqualifying factors preventing a Board candidate or member from serving or continuing to serve on the Board, absent a waiver by a majority of the Board; and (iii) qualifications for non-employee and employee Board members.

Nominations of Directors by Stockholders

The NCGC will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the NCGC will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the NCGC, a stockholder must submit the recommendation in writing and must include the following information (as more fully described in the Company’s Amended and Restated By-Laws): (a) as to the stockholder (i) the name of the stockholder and evidence of the person’s ownership of Common Stock, including the number of shares owned, (ii) a brief description of all arrangements or understandings between such stockholder and each proposed nominee, (iii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (iv) any other information relating to such person that would be required pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to each proposed nominee (i) the age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the number of shares owned by the proposed nominee, if any, (iv) the proposed nominee’s consent to be named as a Director if selected by the NCGC and nominated by the Board, and (v) any other information relating to such proposed nominee that would be required pursuant to Section 14 of the Exchange Act.

The stockholder recommendation, and accompanying information described above, must be sent to the Corporate Secretary at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 and must be received by the Corporate Secretary not less than 90 days, nor more than 120 days, prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Stockholder Communications

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual or group of Directors or Board committee members, correspondence should be addressed to the Board of Directors or any such individual Directors or group or Board committee members by either name or title. All such correspondence should be sent to the Corporate Secretary at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To communicate with any of our Directors electronically, stockholders may send an electronic message to boardofdirectors@knight.com.

All communications received as set forth in the preceding paragraph will be opened by our General Counsel for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of Directors or Board committee members, our General Counsel will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed.

Executive Officers

Executive officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company as of March 31, 2008 (none of whom has a family relationship with another executive officer):

Name	Age	Position
Thomas M. Joyce	53	Chairman of the Board and Chief Executive Officer
Gregory C. Voetsch	46	Executive Vice President, Head of Institutional Client Group
James P. Smyth	52	Executive Vice President, Head of Broker-Dealer Client Group
Steven Bisgay	41	Senior Managing Director, Chief Financial Officer
Steven J. Sadoff	44	Senior Managing Director, Chief Information Officer
Leonard J. Amoruso	42	Senior Managing Director, General Counsel

For selected biographical information with respect to Mr. Joyce, please see “Nominees For Election as Directors” beginning on page 3. Selected biographical information with respect to the other executive officers is set forth below.

Gregory C. Voetsch (46), Executive Vice President, Head of Institutional Client Group of the Company, has 25 years of experience in the securities industry. Mr. Voetsch has been with the Company since September 2002. Prior to joining the Company, Mr. Voetsch was a Managing Director and Head of Nasdaq Sales Trading at Salomon Smith Barney, Inc. since 1997. He was also Co-Head of U.S. Sales Trading from 1999 to 2001. Previously, he was a Nasdaq Sales Trader at Salomon Smith Barney. Mr. Voetsch also spent ten years at Jefferies & Co. as an Equities Sales Trader.

James P. Smyth (52), Executive Vice President, Head of Broker-Dealer Client Group, oversees all of the Company’s broker-dealer operations. Mr. Smyth has been with the Company since September 2002. Prior to joining the Company, Mr. Smyth worked for 24 years at Merrill Lynch & Co. in many different leadership positions, most recently as Managing Director responsible for sales and marketing of the firm’s broker-dealer clearing and directed commission businesses. Prior to that, he was President of Merrill Lynch’s subsidiary, Broadcort Capital Corp., where he oversaw the firm’s global soft dollar and broker-dealer order flow business. Mr. Smyth serves as a director on the board of the National Stock Exchange, Inc.

Steven Bisgay (41), Senior Managing Director, Chief Financial Officer of the Company, has over 18 years of experience in the securities and financial services industries. Mr. Bisgay has been Chief Financial Officer of the Company since August 2007. Prior to his appointment, Mr. Bisgay was the Managing Director, Business Development for the Company since November 2005. Previously, Mr. Bisgay was the Group Controller for the Company since June 2003 and the Director of Internal Audit for the Company since June 2001. Mr. Bisgay is a certified public accountant and was a Senior Manager in the Financial Services Industry Practice at the accounting firm of PricewaterhouseCoopers LLP from 1989 to 2001. He received a B.S. in Accounting from Binghamton University in 1989 and an M.B.A. from Columbia University in 2000.

Steven J. Sadoff (44), Senior Managing Director, Chief Information Officer, oversees all technology and information operations for the Company. Mr. Sadoff has been with the Company since April 2002. Prior to joining the Company, Mr. Sadoff was the Chief Information Officer for BondBook, responsible for global oversight, strategy, purchasing and implementation of technology. From 1995 until 2000, he was with Merrill Lynch & Co. where for the last two years, he was a director responsible for technology for the Global Liquidity and Credit businesses, in addition to leading e-commerce initiatives. For the first three years he was with Merrill Lynch Japan, responsible for front office technology and infrastructure. Mr. Sadoff holds a B.S. in Computer Science, an M.S. in Electrical Engineering, and a D.Sc. in Computer Science, all from Washington University in St. Louis.

Leonard J. Amoruso (42), Senior Managing Director, General Counsel, oversees all legal, compliance, regulatory and market structure matters for the Company. Mr. Amoruso has been General Counsel of the Company since May 2007. Prior to his appointment, Mr. Amoruso was the Senior Managing Director and Chief Compliance Officer of the Company since June 2003. From October 1999 to June 2003, Mr. Amoruso served as Chief Compliance Officer and Assistant General Counsel of the Company’s wholly-owned subsidiary, Knight Securities, L.P. Prior to joining the Company, Mr. Amoruso spent a decade with FINRA’s District 10 office in New York, most recently as Deputy Director. Mr. Amoruso serves on numerous industry committees and is a frequent speaker at industry conferences. He received a B.B.A. in Banking, Finance and Investments from Hoftstra University in 1986 and a J.D. from Hofstra University School of Law in 1989.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s executive compensation program is designed to recruit, motivate, reward and retain the talent needed to achieve superior corporate performance. The executive compensation program is intended to accomplish the following objectives: (i) provide competitive compensation and benefits; (ii) provide balanced incentives for achieving short- and long-term business goals and objectives; and (iii) align executive compensation with stockholders’ interests.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for approving and evaluating the executive compensation program. The Committee has retained an independent consulting firm, Deloitte Consulting LLP (“Deloitte”), with respect to executive compensation matters related to our Chief Executive Officer. This consultant reports to and acts at the sole direction of the Compensation Committee. Knight management has not engaged this consultant for any other matter.

To determine competitive market compensation for our Named Executive Officers (as defined below) and other executive management, the Compensation Committee considered comparative market data provided by Deloitte along with data provided by compensation consultants retained by the Company (Towers Perrin) and market compensation data (McLagan Partners, Inc.). Using publicly available information contained in proxy statements, the consultants provided a comparative analysis of the compensation of named executive officers at other public financial services companies. In addition, the consultants used their proprietary databases to compare non-public compensation information for individuals having similar roles at leading global competitors. For the public company comparisons, the peer group consisted of: Cowen and Company, LLC; Interactive Brokers Group, Inc.; Investment Technology Group, Inc.; Jefferies Group, Inc.; Nasdaq OMX Group, Inc.; and NYSE Euronext. For the non-public information comparisons, the comparative group consisted of: Bank of America Corporation; The Bear Stearns Companies, Inc.; Citigroup Inc.; Credit Suisse Group; Deutsche Bank Group; The Goldman Sachs Group, Inc.; JPMorgan Chase & Co.; Lehman Brothers Inc.; Merrill Lynch & Co., Inc.; Morgan Stanley; and UBS AG. This data, along with the Chief Executive Officer’s input, was used to establish competitive compensation targets for each Named Executive Officer and other executive management. These targets included incentive compensation.

The Compensation Committee determines performance required for the Chief Executive Officer to achieve incentive compensation. Chief Executive Officer incentive compensation is closely linked to the Company’s pre-tax operating income. The Chief Executive Officer establishes the performance required for the other Named Executive Officers and executive management to achieve incentive compensation. However, prior to payment, the Chief Executive Officer reviews with the Compensation Committee the performance required and explains the rationale for the other Named Executive Officers’ and executive management’s proposed incentive compensation. The Compensation Committee approves such incentive amounts.

Compensation Components

The Company’s executive officer compensation program generally consists of three key elements: salary, annual awards under the Company’s Executive Incentive Plan (“EIP”) and other long-term equity-based awards.

Consistent with our industry, most of each Named Executive Officer’s compensation consists of incentive compensation. Incentive compensation consists of cash and long-term incentives. Allocation of Chief Executive Officer compensation between cash and long-term incentives is determined by the Compensation Committee. The Chief Executive Officer determines this allocation for the other Named Executive Officers and executive management. As a general rule, the Company’s executive compensation programs are designed so that executives will receive a mix of annual cash incentives (representing approximately 60-70% of compensation) and long-term compensation (representing approximately 30-40% of compensation), each of which is described below.

Salaries

In general, salaries are intended to make up the smallest portion of overall executive compensation. Base salaries of executive officers are fixed at the beginning of each year and typically are not changed during the year except for changes in responsibility. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels, individual performance and industry experience. The Compensation Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual and long-term incentive opportunities, where a failure to make such an adjustment would result in a compensation imbalance that the Compensation Committee deems inappropriate.

Performance-Based Annual Awards

Each of our Named Executive Officers participates in the EIP, which provides for annual incentive compensation based on the achievement of performance goals and objectives and which is designed to: (1) advance the interests of the Company and its stockholders by providing incentives in the form of periodic bonus awards to certain key employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company; and (2) further align the interests of the Company’s key employees with the interests of the stockholders because payments of bonus awards under the EIP are based on Company, division or subsidiary performance criteria. In regards to the Chief Executive Officer, performance goals are set by the Compensation Committee. As to all other executives, broad performance objectives are established by the Chief Executive Officer. The particular performance goals or objectives reflect those measures which the Company views as key indicators of successful performance.

Mr. Joyce’s 2007 annual incentive opportunity was conditioned upon the achievement of certain consolidated pre-tax operating income targets of the Company, as set by the Compensation Committee in March 2007. The pre-tax operating income targets for Mr. Joyce were as follows: (i) pre-tax operating income less than $0, no incentive bonus; (ii) pre-tax operating income between $0 and $49.99 million, incentive bonus of $3 million; (iii) pre-tax operating income between $50 and $74.99 million, incentive bonus of $4 million; (iv) pre-tax operating income between $75 and $99.99 million, incentive bonus of $5 million; (v) pre-tax operating income between $100 and $174.99 million, incentive bonus of $6 million; (vi) pre-tax operating income between $175 and $249.99 million, incentive bonus of $7 million; (vii) pre-tax operating income between $250 and $299.99 million, incentive bonus of $8 million; and (viii) pre-tax operating income of $300 million or greater, incentive bonus of $8 million plus 4% of pre-tax income in excess of $300 million To the extent that pre-tax operating income fell within any of the above pre-tax operating income targets, Mr. Joyce was eligible to receive a pro-rated portion of the incremental award that he would have earned had the Company achieved the maximum target in that range. In determining pre-tax income targets for the year, the Compensation Committee excluded non-operating and extraordinary items and reserved the right to make adjustments to the pre-tax income targets to reflect acquisitions or dispositions during the year. In January 2008, solely for purposes of paying out Mr. Joyce’s incentive opportunity, the Compensation Committee approved management’s calculation of the Company’s final pre-tax operating income of $201.3 million for 2007 taking into account the above exclusions and applied such pre-tax operating income to the targets established for Mr. Joyce to determine his annual incentive compensation of $7,349,808 for 2007. Such amounts were awarded as a mix of cash and restricted stock.

With respect to the other Named Executive Officers, Mr. Joyce is actively involved in the determination of broad performance objectives for them. Mr. Joyce meets with the Company’s executives to determine, and then set, broad performance objectives for the upcoming year based on the Company’s annual business plan and budget forecasts. He then provides the Compensation Committee with these broad objectives and explains the rationale as to why these broad performance objectives were selected and why they are an appropriate measurement of performance. At the end of the year, Mr. Joyce informs the Compensation Committee as to his assessment regarding whether these broad performance objectives have been met and takes that into consideration when determining each executive’s overall incentive compensation. The overall incentive compensation for each executive is then recommended by Mr. Joyce to the Compensation Committee for approval.

With respect to the other Named Executive Officers for 2007, the broad performance objectives were set by Mr. Joyce. The performance objectives for Messrs. Voetsch and Smyth were primarily related to the performance and growth of the business units they oversee. The performance objectives for Messrs. Bisgay, Sadoff and Howard were based on separate corporate performance measures. In January 2008, the Compensation Committee and Mr. Joyce met to discuss the achievement of the broad performance objectives by each executive (except for Mr. Howard who resigned from the Company in August 2007). Each of the factors comprising the performance objectives was considered in determining each executive’s compensation. Formulaic approaches were not used to weight these factors, consistent with the Compensation Committee’s and the Company’s belief that the adoption of any given formula could inadvertently encourage undesirable behavior (e.g., favoring one financial measure to the exclusion of other important values). Accordingly, each Named Executive Officer’s incentive compensation was determined using a balanced approach that considered, in the context of a competitive marketplace, a variety of factors, including: (i) the Company’s performance for the year; (ii) the executive’s contribution to that performance, partly taking into account the executive’s attainment of the broad performance objectives; (iii) a comparison with pay levels of comparable positions in the marketplace; and (iv) market conditions. Such 2007 incentive compensation was awarded as a mix of cash and restricted stock.

Notwithstanding the above broad performance objectives, during the first quarter of 2007 the 162(m) Sub-Committee of the Compensation Committee established annual performance criteria for each Named Executive Officer which determined the maximum amount of tax deductible incentive compensation that could be awarded under the EIP to each Named Executive Officer for any given level of corporate performance. For 2007, such criteria were based on the Company’s consolidated 2007 pre-tax operating income. In January 2008, prior to the grant of cash and long-term incentive awards to the Named Executive Officers under the EIP for 2007, the 162(m) Committee (which succeeded the 162(m) Sub-Committee in May 2007) determined that the pre-determined performance criteria were achieved.

Long-Term Incentives

The Company believes that the most effective means to encourage long-term performance by our executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment. For the past few years, equity based awards that vest based on continued employment have consisted primarily of stock options and restricted stock. Recently, the Company has primarily used restricted stock awards as equity compensation, except for awards of stock options to our Chief Executive Officer in 2007 and 2006, respectively. The Company believes that the use of restricted stock awards more accurately reflects the pattern of equity-based awards that prevails in its peer group and in the external market generally.

Annual grants of stock options and/or restricted stock to our executive officers that are part of the executive’s annual incentive compensation are approved at a regularly scheduled meeting of the Compensation Committee held during January of each year and the grant date is January 31st, the same day equity-based awards are made to all other eligible Company employees as part of their annual incentive compensation. The Compensation Committee may also make occasional grants during the year to both executives and employees and has delegated to the Company’s Chief Executive Officer the authority, subject to certain established limitations, to make grants to executives and employees of the Company. These grants are typically associated with retention, promotion, acquisition and hiring. The grant price for stock option grants is typically the average of the high and low price of a share of the Common Stock as quoted on the Nasdaq Global Select Market on the date preceding the date of grant.

2007 Compensation Awards

In January 2008, the Compensation Committee approved the following annual incentive awards to the Named Executive Officers for their performance in 2007:

Name	Cash Award ($)	Value of Restricted Stock Awards ($)(1)	Options ($)	Total ($)
Thomas M. Joyce	4,409,885	2,939,923	—	7,349,808
Gregory C. Voetsch	2,742,500	1,557,500	—	4,300,000
James P. Smyth	2,832,500	1,617,500	—	4,450,000
Steven Bisgay(2)	778,959	250,208	—	1,029,167
Steven J. Sadoff	1,652,500	797,500	—	2,450,000
John B. Howard(3)	—	—	—	—

(1)	The number of restricted shares granted to each Named Executive Officer is determined by taking the value of the restricted stock award to the Named Executive Officer and dividing it by the average of the high and low price of a share of the Common Stock on the date preceding the date of grant.
(2)	Mr. Bisgay was appointed Chief Financial Officer effective August 10, 2007.
(3)	Mr. Howard resigned as Chief Financial Officer effective August 10, 2007.

The awards in the above table differ from the values disclosed in the Summary Compensation Table as the Summary Compensation Table, prepared in accordance with SEC regulations issued in December 2006, reports compensation expense associated with equity awards based on the compensation expense recognized in the Company’s financial statements during 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payments (“FAS 123(R)”). Pursuant to FAS 123(R), stock awards are expensed over their vesting period, which in the case of the above awards began on the date of grant. As such, the Summary Compensation Table does not reflect any compensation expense associated with the above restricted share awards made by the Company to its Named Executive Officers in January 2008, but instead reflects the 2007 amortization of stock awards made in 2007 and prior years.

Employment Agreements

For many years, the Company has followed the practice of entering into a written employment agreement with its Chief Executive Officer. Consistent with this practice, the Company entered into a new employment agreement with Mr. Joyce in December 2005 (the “Current Agreement”), under which Mr. Joyce continued to be employed by the Company as its Chief Executive Officer and continued to serve as Chairman of the Board. The Current Agreement became effective as of January 1, 2006 and continues through December 31, 2008, unless terminated earlier. In negotiating the terms of the Current Agreement, the Company considered Mr. Joyce’s experience, his performance with the Company since he became the Chief Executive Officer, his prior compensation, and, with assistance from its compensation consultant, the prevailing market practice with respect to CEO compensation. For a description of the Current Agreement, see page 17.

No other Named Executive Officer of the Company has an employment agreement.

Perquisites

Generally, the Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a substantial amount of compensation in the form of perquisites. In 2007, the only perquisites provided to the Named Executive Officers were providing a vehicle and driver and/or a third party car service for Mr. Joyce’s commute to and from the Company’s headquarters, and the reimbursement to Mr. Joyce for the associated payment of taxes related to such perquisite. The Company also reimbursed Mr. Joyce for a golf club membership in 2007 which was used primarily for business purposes.

Tax Deductibility under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the Named Executive Officers that are employed by the Company at year-end. Compensation which is performance-based is not subject to this statutory maximum on deductibility. The Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken appropriate action, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee

William L. Bolster, Chairman

James T. Milde

Rodger O. Riney

Laurie M. Shahon

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid for the fiscal year ended December 31, 2007 for Thomas M. Joyce, the Company’s Chairman of the Board and Chief Executive Officer, each individual who served in the role of the Company’s Chief Financial Officer during 2007, and the Company’s three other most highly paid executive officers (the “Named Executive Officers”):

Summary Compensation Table

For Fiscal Year Ended December 31, 2007

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Thomas M. Joyce	2007	750,000	2,294,417	822,704	4,409,885	91,153	8,368,159
Chairman of the Board and Chief Executive Officer	2006	750,000	2,258,884	495,727	5,760,000	82,295	9,346,906

Gregory C. Voetsch	2007	250,000	1,507,036	55,857	2,742,500	—	4,555,393
Executive Vice President, Head of Institutional Group	2006	250,000	1,499,607	136,949	2,462,500	—	4,349,056

James P. Smyth	2007	250,000	2,551,012	—	2,832,500	—	5,633,512
Executive Vice President, Head of Broker-Dealer Client Group(8)	2006	250,000	602,227	—	2,262,500	—	3,114,727

Steven Bisgay	2007	220,833	318,122	21,214	778,959	—	1,339,128
Senior Managing Director, Chief Financial Officer(9)	2006	—	—	—	—	—	—

Steven J. Sadoff	2007	250,000	385,258	35,356	1,652,500	—	2,323,114
Senior Managing Director, Chief Information Officer	2006	250,000	200,676	90,258	1,452,500	—	1,993,434

John B. Howard	2007	161,218	—	55,857	—	—	217,075
Former Senior Managing Director, Chief Financial Officer(10)	2006	250,000	218,263	129,625	1,301,500	—	1,899,388

(1)	Represents the amount recognized as an expense in the Company’s 2007 and 2006 Statements of Operations in accordance with FAS 123(R) for restricted shares issued pursuant to the EIP, disregarding any forfeiture estimates. This does not represent the amount paid to, or realized by, the Named Executive Officer during 2007 and 2006. During 2007, Mr. Howard forfeited 64,259 restricted shares as a result of his resignation.
(2)	Restricted stock and options generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change in control.
(3)	Represents the amount recognized as an expense in the Company’s 2007 and 2006 Statements of Operations in accordance with FAS 123(R) for options issued pursuant to the EIP, disregarding any forfeiture estimates. This does not represent the amount paid to, or realized by, the Named Executive Officer during 2007 and 2006. During 2007, Mr. Howard forfeited 53,333 options as a result of his resignation.
(4)	See Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a summary of the weighted-average assumptions used in valuing options granted to the Company’s employees (including its Named Executive Officers) during 2005, 2006 and 2007.
(5)	Represents cash paid to the Named Executive Officer in January 2008 and January 2007 pursuant to the Company’s EIP, but earned in 2007 and 2006, respectively. The Company sponsors several voluntary deferred compensation plans, which certain senior employees and directors can voluntarily elect to defer receipt of all or a portion of their cash bonus. During 2007, Mr. Joyce elected to defer $250,000 of his cash award and Mr. Smyth elected to defer $241,625 of his cash award. During 2006, Mr. Howard elected to defer receipt of $1,263,502 of his cash award and Mr. Smyth elected to defer receipt of $188,125 of his cash award. All deferred cash award amounts are included in the above table.

(6)	All other compensation for Mr. Joyce in 2007 and 2006 consists of $49,578 and $45,139, respectively, related to providing a vehicle and driver and/or a third party car service for Mr. Joyce’s commute to, and from, the Company’s headquarters, tax reimbursements of $33,095 and $28,676, respectively, related to such perquisite, an $8,000 matching contribution in 2007 and 2006 with respect to Mr. Joyce’s participation in the Company’s 401(k) plan, and a Company paid gym membership of $480 in 2007 and 2006. The compensation value of Mr. Joyce’s commuting perquisite is the estimated incremental cost to the Company of the portion of the Company employed driver’s time which relates to Mr. Joyce’s commute as well as the incremental cost to the Company of the portion of the operating expenses associated with the Company owned vehicle used for such commute. Also included in the compensation value is the actual cost to the Company of third party car services in cases where such car services are provided for Mr. Joyce’s commute. The amount of the tax reimbursement is the amount of compensation paid to Mr. Joyce to reimburse him for his tax liability on the value of this perquisite.
(7)	The Company reimbursed Mr. Joyce for a golf club membership which was used primarily for business purposes in 2007 and 2006. Although Mr. Joyce is not restricted to using this membership solely for business purposes, during 2007 and 2006 this membership was used primarily for business purposes and therefore there was no incremental cost to the Company.
(8)	Mr. Smyth reached retirement-eligible status in August 2007. As such, the expense associated with any unvested stock awards granted prior to August 2007 was accelerated so that such unvested awards were fully expensed as of the date of his retirement eligibility. Pursuant to FAS 123(R), the expense associated with stock awards that were granted in January 2008 was recognized in the Company’s Statement of Operations during 2007. See page 17 for the Company’s policy regarding retirement eligibility.
(9)	Mr. Bisgay was appointed Chief Financial Officer, effective August 10, 2007.
(10)	Mr. Howard resigned as Chief Financial Officer, effective August 10, 2007, and no severance was paid.

The following table provides information on equity and non-equity awards granted in 2007 to each of the Company’s Named Executive Officers. There can be no assurance that the amounts disclosed below will ever by realized. The amount of these equity awards that was expensed, and the amount of the non-equity awards that was earned in 2007, are shown in the Summary Compensation Table on page 16.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2007

Name	Grant Date	Actual Payouts Under Non- Equity Incentive Plan Awards ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	All Other Option Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Knight Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas M. Joyce(4)	1/31/2007	—	—	220,820	17.97	18.07	1,400,000
	1/31/2007	—	213,928	—		—	3,840,000
	1/31/2008	4,409,885	—	—	—	—	—

Gregory C. Voetsch	1/31/2007	—	105,153	—	—	—	1,887,500
	1/31/2008	2,742,500	—	—	—	—	—

James P. Smyth	1/31/2007	—	99,582	—	—	—	1,787,500
	2/28/2007	—	25,000	—	—	—	390,750
	1/31/2008	2,832,500	—	—	—	—	—

Steven Bisgay(5)	1/31/2007	—	5,571	—	—	—	100,000
	8/3/2007	—	70,000	—	—	—	996,100
	1/31/2008	778,959	—	—	—	—

Steven J. Sadoff	1/31/2007	—	38,858	—	—	—	697,500
	1/31/2008	1,652,500	—	—	—	—	—

John B. Howard(6)	1/31/2007	—	44,485	—	—	—	798,506

(1)	Represents cash paid to the Named Executive Officer in January 2008 pursuant to the Company’s EIP, but earned in 2007. In addition to these cash awards, each of the Named Executive Officers was granted shares of restricted stock in January 2008 with respect to his 2007 performance. Pursuant to the proxy reporting rules, such restricted stock awards will be reported in next year’s Grants of Plan-Based Awards Table.
(2)	Stock awards listed herein represent awards that were granted during 2007 pursuant to the EIP but which were considered to have been awarded with respect to the Named Executive Officer’s performance during 2006. As such, the grant date fair values of awards granted to Messrs. Joyce, Voetsch, Smyth, Sadoff and Howard had been previously reported in the Summary Compensation Table included in the Company’s Proxy Statement dated April 5, 2007.
(3)	Restricted stock and options generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change in control.
(4)	Pursuant to the terms of the additional incentive opportunity set by the Compensation Committee in October 2006, Mr. Joyce’s options granted on January 31, 2007 were priced at $17.97 per share which was the average of the high ($18.22) and low ($17.72) stock price on January 31, 2007. This grant price was less than the $18.07 closing Common Stock price on January 31, 2007.
(5)	Mr. Bisgay was appointed Chief Financial Officer, effective August 10, 2007.
(6)	Mr. Howard resigned as Chief Financial Officer, effective August 10, 2007, and these awards were forfeited.

Pursuant to the terms of the Current Agreement, Mr. Joyce receives an annual base salary of $750,000. Mr. Joyce is also eligible for an annual incentive bonus under the Company’s EIP, payable, unless otherwise agreed upon, sixty percent in cash and forty percent in restricted stock. The portion of the annual bonus that is paid in restricted stock will vest ratably over a three year period. The payment of Mr. Joyce’s annual incentive for the 2007 performance year was conditioned upon the achievement of certain consolidated pre-tax operating income targets set by the Compensation Committee in March 2007. The annual incentive for the 2008 performance year will be based on the achievement of performance targets established by the Compensation Committee in February 2008. For 2008, Mr. Joyce’s performance targets will continue to be conditioned upon the achievement of certain consolidated pre-tax operating income targets of the Company, as set by the Compensation Committee.

A portion of Mr. Joyce’s annual bonus for the 2006 performance year was paid in the form of stock options based on the Company meeting certain consolidated pre-tax operating income targets above the levels set by the Compensation Committee in December 2005, as outlined by the Compensation Committee in October 2006. Such grant of options related to the 2006 performance year occurred in January 2007. These stock options vest ratably over a three year period.

Equity awards to the Named Executive Officers are made under the Company’s equity plans (the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan (the “1998 Plan”), the Knight Capital Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”) and the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) (collectively, the “Stock Plans”)). The Stock Plans are administered by the Compensation Committee of the Board of Directors, and allow for the grant of options, stock appreciation rights (2006 Plan only), restricted stock and restricted stock units (collectively, the “awards”), as defined by the Stock Plans. Restricted share awards generally vest ratably over three years. The Company’s policy is to grant options for the purchase of shares of Common Stock at not less than fair market value, which the Stock Plans define as the average of the high and low sales price on the date prior to the grant date. Options generally vest ratably over a three or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. The Company has the right to fully vest executives in their awards upon retirement (except for Mr. Joyce during the term of his Current Agreement) and in certain other circumstances. Generally, retirement is defined as termination of employment with the Company (i) without cause, (ii) after no less than five full years of service as an employee of the Company, (iii) having achieved a total of “55” by adding together the employee’s age at departure and the number of full years of service as an employee, and (iv) subject to a two year non-compete agreement in a form acceptable to the Company. Pursuant to FAS 123(R), upon an executive becoming retirement-eligible, the expense associated with any unvested equity awards is accelerated so that such awards are fully expensed as of the date of the executives’ retirement eligibility. Awards are otherwise canceled if employment is terminated before the end of the relevant vesting period.

The following table shows the number of shares covered by exercisable and unexercisable options and restricted stock held by the Company’s Named Executive Officers on December 31, 2007.

Outstanding Equity Awards

At December 31, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas M. Joyce	92,810	(1)	—		14.59	12/31/2013	—		—
	116,667	(2)	233,333	(2)	9.84	1/1/2011	—		—
							106,609	(3)	1,535,170
			220,820	(4)	17.97	1/31/2017	—		—
							213,928	(5)	3,080,563

Gregory C. Voetsch							52,242	(6)	752,285
	66,667	(7)	33,333	(7)	9.81	1/31/2015	—		—
	—		—		—	—	49,062	(8)	706,493
	—		—		—	—	105,153	(9)	1,514,203

James P. Smyth							11,977	(10)	172,469
	—		—		—	—	34,007	(11)	489,701
	—		—		—	—	99,582	(12)	1,433,981
	—		—		—	—	25,000	(13)	360,000

Steven Bisgay	45,000	(14)	—		10.24	11/10/2014	—		—
	—		—		—		871	(15)	12,542
	—		—		—		2,636	(16)	37,958
							13,333	(17)	191,995
	—		—		—		5,571	(18)	80,222
	—		—		—		70,000	(19)	1,008,000

Steven J. Sadoff	75,000	(20)	—		10.24	11/10/2014	—		—
							4,655	(21)	67,032
					—		21,763	(22)	313,387
					—		38,858	(23)	559,555

John B. Howard(24)	—		—		—	—	—		—

(1)	Option vested one-third on December 31, 2004, one-third on December 31, 2005 and one-third on December 31, 2006.
(2)	Option vested one-third on January 1, 2007, one-third on January 1, 2008 and remaining one-third will vest on January 1, 2009.
(3)	Stock vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(4)	Option vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.
(5)	Stock vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.
(6)	Stock vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(7)	Option vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(8)	Stock vested one-third on January 31, 2007, one-third on January 31, 2008 and remaining one-third will vest on January 31, 2009.
(9)	Stock vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.

(10)	Stock vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(11)	Stock vested one-third on January 31, 2007, one-third on January 31, 2008 and remaining one-third will vest on January 31, 2009.
(12)	Stock vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.
(13)	Stock vested one-third on February 28, 2008, and will vest one-third on February 28, 2009 and remaining one-third on February 28, 2010.
(14)	Option vested on November 10, 2007.
(15)	Stock vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(16)	Stock vested one-third on January 31, 2007, one-third on January 31, 2008 and remaining one-third will vest on January 31, 2009.
(17)	Stock vested one-third on October 20, 2007, and will vest one-third on October 20, 2008 and remaining one-third on October 20, 2009.
(18)	Stock vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.
(19)	Stock will vest one-third on August 3, 2008, one-third on August 3, 2009 and one-third on August 3, 2010.
(20)	Option vested on November 10, 2007
(21)	Stock vested one-third on January 31, 2006, one-third on January 31, 2007 and one-third on January 31, 2008.
(22)	Stock vested one-third on January 31, 2007, one-third on January 31, 2008 and remaining one-third will vest on January 31, 2009.
(23)	Stock vested one-third on January 31, 2008, and will vest one-third on January 31, 2009 and remaining one-third on January 31, 2010.
(24)	Mr. Howard resigned as Chief Financial Officer, effective August 10, 2007. All unvested options and stock were forfeited as of such date.

The table below shows the number of shares of Common Stock acquired during 2007 by the Named Executive Officer’s upon the exercise of options or through the vesting of restricted stock.

Options Exercised and Stock Vested

For Fiscal Year Ended December 31, 2007

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Joyce	1,613,497	18,780,856	(1)	177,320	3,185,026	(1)
Gregory C. Voetsch	—	—		132,362	2,358,278	(2)
James P. Smyth	200,010	2,408,174	(3)	39,950	717,682	(3)
Steven Bisgay	5,000	70,400	(4)	9,484	136,413	(4)
Steven J. Sadoff	—	—		18,601	334,199	(5)
John B. Howard	86,543	424,207	(6)	17,467	313,806	(6)

(1)	Comprised of the following: 500,000 options exercised at $18.16, having an exercise price of $5.97; 180,000 options exercised at $17.10, having an exercise price of $5.97; 320,000 options exercised at $17.17, having an exercise price of $5.97; 152,439 options exercised at $16.16, having an exercise price of $5.97; 128,761 options exercised at $18.00, having an exercise price of $5.97; 332,297 options exercised at $18.00, having an exercise price of $5.97; 70,711 shares acquired having a fair market value of $11.39 on date of vesting; and 106,609 shares acquired having a fair market value of $17.97 on date of vesting.
(2)	Comprised of the following: 41,605 shares acquired having a fair market value of $17.95 on date of vesting; 76,775 shares acquired having a fair market value of $17.97 on date of vesting; and 13,982 shares acquired having a fair market value of $16.83 on date of vesting.

(3)	Comprised of the following: 50,000 options exercised at $18.01, having an exercise price of $4.22; 50,000 options exercised at $18.27, having an exercise price of $4.22; 50,000 options exercised at $14.16, having an exercise price of $4.22; 50,010 options exercised at $14.58, having an exercise price of $4.22; 10,968 shares acquired having a fair market value of $17.95 on date of vesting; and 28,982 shares acquired having a fair market value of $17.97 on date of vesting.
(4)	Comprised of the following: 2,500 options exercised at $18.10, having an exercise price of $4.22; 2,500 options exercised at $18.50, having an exercise price of $4.22; 628 shares acquired having a fair market value of $17.95 on date of vesting; 2,189 shares acquired having a fair market value of $17.97 on date of vesting; and 6,667 shares acquired having a fair market value of $12.87 on date of vesting.
(5)	Comprised of the following: 3,064 shares acquired having a fair market value of $17.95 on date of vesting; and 15,537 shares acquired having a fair market value of $17.97 on date of vesting.
(6)	Comprised of the following: 1,876 options exercised at $17.97, having an exercise price of $9.98; 18,000 options exercised at $13.40, having an exercise price of $6.54; 66,667 options exercised at an average price of $14.02, having an exercise price of $9.81; 3,799 shares acquired having a fair market value of $17.95 on date of vesting; and 13,668 shares acquired having a fair market value of $17.97 on date of vesting.

Pension Benefits

The Company does not have in place any defined benefit pension plans.

Non-Qualifed Deferred Compensation

The following table shows the earnings and account balances for Named Executive Officers in the Knight Capital Group, Inc. Voluntary Deferred Compensation Plan and the Knight Vanguard Voluntary Deferred Compensation Plan ( the “Deferral Programs”). The Deferral Programs are unfunded and unsecured. The Deferral Programs allow participants who are senior officers (including all Named Executive Officers) to defer all or a portion of their cash compensation for a minimum of three years.

Non-Qualified Deferred Compensation

For Fiscal Year Ended December 31, 2007

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last FYE ($)
Thomas M. Joyce	7,347	148,185
Gregory C. Voetsch	—	—
James P. Smyth	22,082	499,874
Steven Bisgay	1,889	38,097
Steven J. Sadoff	—	—
John B. Howard	82,455	1,772,466

(1)	None of these amounts have been included in the Summary Compensation Table because these earnings are not considered to be above market.

Termination and Change in Control Agreements

The Company has not entered into change of control agreements with any Named Executive Officers. However, equity awards to the Named Executive Officers, along with those to other Company employees, under the terms of the Stock Plans are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the Stock Plans, upon a change in control: (i) any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under these plans shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

The table below was prepared as though a change in control occurred on December 31, 2007 (the last business day of 2007) using the share price of the Common Stock as of that day (both as required by the SEC). The table also assumes that all equity-based awards vested on such date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurred on any other date or at any other price.

Calculation of Potential Payments upon Change in Control

Name	Number of shares whose vesting would be accelerated upon a change in control	Value of shares whose vesting would be accelerated upon a change in control ($)(1)	Number of options whose vesting would be accelerated upon a change in control	Value of options whose vesting would be accelerated upon a change in control ($)(2)
Thomas M. Joyce	320,537	$4,615,733	233,333	$1,063,998
Gregory C. Voetsch	206,457	$2,972,981	33,333	$152,998
James P. Smyth	170,566	$2,456,150	—	$—
Steven Bisgay	92,411	$1,330,718	—	$—
Steven J. Sadoff	65,276	$939,974	—	$—

(1)	Value of shares is calculated based upon the closing price of the Common Stock on December 31, 2007 of $14.40 per share.
(2)	Value of options is calculated based upon the closing price of the Common Stock on December 31, 2007 of $14.40 per share less the strike price of $9.84 per share for 233,333 options held by Mr. Joyce, and $9.81 per share for 33,333 options held by Mr. Voetsch. Mr. Joyce also has 220,820 options that were not included for the above calculation since the strike price of $17.97 is greater than the December 31, 2007 closing price of $14.40.

Termination Payments

If Mr. Joyce’s employment is terminated by the Company other than for “cause” or other than by reason of a “disability”, death or “retirement”, or upon resignation by Mr. Joyce for “good reason”, Mr. Joyce will be entitled to, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination: (i) exercise the portion of the stock option granted under the Current Agreement that was not vested on the date of termination of employment, during the 90-day period commencing on the first anniversary of the date of such termination; (ii) full vesting of any previously granted restricted shares on the first anniversary of the date of termination of employment; (iii) a cash payment equal to $5 million, payable in a lump sum on the date that is six months following such termination; and (iv) reimbursement of premiums paid for continued health coverage under “COBRA” during the one year period following termination of employment. If Mr. Joyce’s employment terminates (i) by Mr. Joyce without “good reason”, or (ii) by the Company for “cause”, Mr. Joyce will not be entitled to such exercisability, vesting, payments, and benefits. For equity awards granted to Mr. Joyce prior to January 1, 2006, if Mr. Joyce’s employment terminates by (i) reason of his death or, (ii) the Company on account of his “disability”, or (iii) reason of his “retirement” (each as defined in the Current Agreement and/or the relevant option or restricted stock award agreement), his unexercised options will immediately terminate and his unvested restricted stock will be immediately forfeited. For equity awards granted to Mr. Joyce on or after January 1, 2006, if Mr. Joyce’s employment terminates by (i) reason of his death or (ii) the Company on account of his “disability”, his unexercised options will become immediately exercisable in full and his unvested restricted stock will immediately vest. Mr. Joyce’s right to such exercisability, vesting, payment and benefits is conditioned upon his execution of a customary release of all claims against the Company and his agreement to not solicit or hire current or certain former employees of the Company after his termination. In the event Mr. Joyce’s Current Agreement expires and he continues to be employed with the Company, he will be eligible for retirement treatment of his equity awards pursuant to Company policy (see page 17 for the Company’s policy regarding retirement eligibility). Also, in the event that any payment under the Current Agreement is subject to the excise tax for “parachute payments” under Section 280G of the Internal Revenue Code of 1986, the Company will indemnify Mr. Joyce on an after-tax basis for any such excise tax (including any interest or penalties incurred with respect to such excise tax), provided that the Company may reduce the applicable payment due to Mr. Joyce by up to 10% if such reduction will avoid the excise tax. If Mr. Joyce’s employment had been terminated as of December 31, 2007, the Company does not believe that any payments under the Current Agreement would have been subject to this excise tax, and, as such, the Company would have had no obligation to reimburse Mr. Joyce for such excise tax.

No other Named Executive Officers will receive termination payments upon their termination of employment from the Company that differ from the severance policy the Company has established for all of its employees. The Company’s severance policy is formulaic, based on the employee’s title and length of service with the Company, but shall not exceed a maximum of 26 weeks of severance. Severance amounts are calculated by using the employee’s base salary only. Bonus compensation is generally not considered when determining severance amounts. Under the Company’s severance policy, if any of the Named Executive Officer’s employment, other than Mr. Joyce’s, was terminated as of December 31, 2007 in a manner which would have made them eligible for severance, they would have received the following severance amounts based on their base salaries and years of service as of such date: Messrs. Voetsch, Smyth and Sadoff: $96,154; and Mr. Bisgay: $115,385. The Company reserves the right to offer additional payments to terminated employees if it is determined to be in the Company’s best interests. The Company has the right to fully vest executives in their equity awards upon retirement (see page 17 for the Company’s policy regarding retirement eligibility) and in certain other termination of services circumstances. Equity awards are otherwise canceled if employment is terminated before the end of the relevant vesting period.

COMPENSATION OF DIRECTORS

As a current officer of the Company, Mr. Joyce receives no remuneration for serving on the Board of Directors.

The Director compensation policy in effect for 2007 was as follows: Each of the independent Directors received an annual retainer fee of $45,000, except for the Lead Director who received $75,000, and, except as noted herein, a meeting fee of $1,000 for each of the Board of Directors and Committee meetings attended, except for the Finance and Audit Committee meetings where attendees received $3,000 per meeting. In addition, Committee Chairpersons received: (i) $15,000 for any Committee chaired by the Lead Director; (ii) $20,000 for the Chairperson of the Finance and Audit Committee; and (iii) $10,000 for the Chairperson of the Compensation Committee, unless that Chairperson was also the Lead Director (which was the case in 2007). No fees were paid to the Chairperson of the NCGC and no NCGC meeting fees were paid for the one NCGC meeting held in 2007 as it was held in conjunction with a meeting of the Board of Directors.

Each newly elected independent Director is also granted an option to purchase 20,000 shares of Common Stock which generally vests ratably over a three (3) year period. There were no new Directors in 2007. In addition, on the first business day following our 2007 annual meeting of stockholders, each continuing independent Director, as part of their annual compensation, was granted an option to purchase 15,000 shares of Common Stock which vests ratably over a three (3) year period. The exercise price was the average of the high and low sales price of the Common Stock on the date prior to the grant date (as defined in the Stock Plans).

On February 26, 2008, the Board of Directors approved a change to the compensation of Directors recommended by an informal committee of the Board, effective as of the date of the Annual Meeting. This informal committee conducted a thorough review and employed Watson Wyatt, a compensation consulting firm, during 2007 to ensure Director compensation was comparable with director compensation at peer firms. As a result of their review, the Board of Directors approved an increase to the annual retainer fee for independent

Directors from $45,000 to $50,000 with no change to the annual retainer fee paid to the Lead Director. In addition, Committee Chairpersons will now receive: (i) $30,000 for the Chairperson of the Finance and Audit Committee; and (ii) $15,000 for the Chairperson of the Compensation Committee. Members of the Finance and Audit Committee and the Compensation Committee will now receive an annual fee of $10,000 and $5,000, respectively. Meeting fees for Board of Director meetings were raised from $1,000 to $1,500, while meeting fees of $1,000 for the Compensation Committee and NCGC (if held separately from a Board of Directors meeting) were unchanged. Finance and Audit Committee meeting fees were reduced from $3,000 to $1,500. Members of the 162(m) Committee will not receive an annual retainer fee or meeting fees.

Under the new Director compensation plan, each newly elected Director will be granted restricted stock units (the right to receive shares of Common Stock at a point in the future)(“RSUs”) valued at $100,000 on the date of grant, which grant shall have four (4) year cliff-vesting. In addition, on the first business day following each annual meeting of our stockholders, each continuing independent Director, as part of his or her annual compensation, will be granted RSUs having a value of $80,000, which grant will have two (2) year cliff-vesting. The number of RSUs granted is determined by dividing the value of the award amount by the average of the high and low sales price of the Common Stock on the date prior to the grant date (as defined in the Stock Plans).

Annual retainer and Committee Chairperson fees will continue to be paid on January 1st of each year (pro-rated for new directors or changes in the Committee Chairperson during the year). Each director may elect to defer all or a portion of cash compensation from annual retainer fees into either the Knight Capital Group, Inc. Voluntary Deferred Compensation Plan or the Knight Vanguard Voluntary Deferred Compensation Plan. Any amounts deferred will be paid at the end of the elected deferral period plus or minus the return on the underlying plan assets. As a result of the approval of the new Director compensation plan, a Director may also elect to defer all or a portion of cash compensation from annual retainer fees into RSUs which will convert into freely sellable shares when the Director retires from the Board of Directors.

All Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company’s directors’ and officers’ indemnity insurance policies.

As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee Directors during 2007.

Director Compensation

For Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
William L. Bolster(6)	154,000	—	65,350	—	219,350
Charles V. Doherty(5)(7)	71,000	—	93,370	—	164,370
Gary R. Griffith(8)	97,000	—	66,784	—	163,784
Robert M. Lazarowitz(5)(9)	58,000	—	66,784	—	124,784
Thomas C. Lockburner(5)(10)	117,000	—	65,809	—	182,809
James T. Milde(11)	70,000	—	60,580	—	130,580
Rodger O. Riney(12)	70,000	—	66,784	—	136,784
Laurie M. Shahon(13)	70,000	—	53,675	—	123,675

(1)

The term of office for Directors begins immediately following election at the Company’s annual meeting of stockholders (typically held in May) and ends upon the election of Directors at the next annual meeting held the following year, which does not coincide with the Company’s fiscal year. Cash retainers and committee chair fees are paid at the beginning of each fiscal year, which results in the payments covering periods of time that do not coincide with the term of office. All cash retainer and committee chairperson fee payments made during fiscal 2007 are reported in the table irrespective of the term of office to which the payment applies. In the event that during the year a Director is elected to the Board, or a Director is named a chairperson of a Board committee, retainer and chairperson fees are pro-rated.

(2)	Meeting fees are determined based on the number of Board and committee meetings attended during each fiscal year. Meeting fees included in the table represent fees paid for meetings attended during fiscal 2007.
(3)	Represents the amount recognized as an expense in the Company’s 2007 Statement of Operations in accordance with FAS 123(R) for options, disregarding any forfeiture estimates. This does not represent the amount paid to, or realized by, the Director during 2007. There were no forfeitures during 2007 of options by any of the Directors.
(4)	During 2007, each Director was issued options to acquire 15,000 shares of Common Stock. The grant date fair value of this award was $86,039.
(5)	In addition to the amounts reported above, during 2007, Messrs. Doherty and Lazarowitz received $149,021 and $65,175, respectively, for director fees that had been earned in prior years but voluntarily deferred. Mr. Lockburner elected to defer $65,000 of his 2007 annual retainer, which would have been paid in cash if not deferred. Such deferral by Mr. Lockburner is included in the table above.
(6)	As of December 31, 2007, Mr. Bolster held options to acquire 80,000 shares of Knight Class A Common Stock, of which 46,250 were vested.
(7)	Mr. Doherty retired from the Board in May 2007. At the time of his retirement, Mr. Doherty held options to acquire 75,000 shares of Common Stock.
(8)	As of December 31, 2007, Mr. Griffith held options to acquire 114,000 shares of Common Stock, of which 80,250 were vested.
(9)	As of December 31, 2007, Mr. Lazarowitz held options to acquire 106,000 shares of Common Stock, of which 72,250 were vested.
(10)	As of December 31, 2007, Mr. Lockburner held options to acquire 80,000 shares of Common Stock, of which 46,250 were vested.
(11)	As of December 31, 2007, Mr. Milde held options to acquire 50,000 shares of Common Stock, of which 18,334 were vested.
(12)	As of December 31, 2007, Mr. Riney held options to acquire 130,000 shares of Common Stock, of which 96,250 were vested.
(13)	As of December 31, 2007, Ms. Shahon held options to acquire 35,000 shares of Common Stock, of which 6,667 were vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of April 1, 2008, certain information regarding the beneficial ownership of Common Stock by: (i) each of the Company’s Named Executive Officers; (ii) each Director; (iii) each nominee for election as a Director; (iv) each person who is known to the Company to own beneficially more than 5% of the Common Stock; and (v) all Named Executive Officers and Directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based solely on a review of Schedules 13D and 13G filed with the SEC. As of April 1, 2008 there were 660 holders of record of Common Stock and approximately 34,000 beneficial holders of our Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Of Shares Beneficially Owned(3)
Thomas M. Joyce(4)	1,611,674	1.68%
Gregory C. Voetsch(5)	354,158	*
James P. Smyth(6)	277,709	*
Steven Bisgay(7)	159,492	*
Steven J. Sadoff(8)	163,209	*
William L. Bolster(9)	65,000	*
Gary R. Griffith(10)	109,800	*
Robert M. Lazarowitz(11)	2,745,830	2.67
Thomas C. Lockburner(12)	67,500	*
James T. Milde(13)	35,000	*
Rodger O. Riney(14)	1,761,210	1.84
Laurie M. Shahon(15)	11,667	*
Royce & Associates, LLC(16)	16,295,880	17.03
Tudor Investment Corporation(17)	8,537,827	8.92
The TCW Group, Inc., on behalf of the TCW Business Unit(18)	5,029,020	5.26
All Named Executive Officers, Directors and Nominees as a group (12 persons)	7,113,330	7.44%

*	Less than 1% of shares beneficially owned.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.
(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Number of Shares Beneficially Owned” column, shares of Common Stock underlying fully-vested stock options. In addition, we have also included vested and unvested restricted stock granted to a person. Such restricted stock has voting rights, irrespective of vesting.
(3)	For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares which such person does not currently own but has the right to acquire within 60 days (as well as the shares of Common Stock underlying fully-vested stock options) are deemed to be outstanding for the purpose of computing the percentage ownership of such person. Restricted stock is deemed outstanding, irrespective of vesting.
(4)	Consists of 840,106 unrestricted shares and 316,270 restricted shares held by Mr. Joyce individually, 20,853 unrestricted shares held in a grantor trust for the benefit of Mr. Joyce over which Mr. Joyce has voting and dispositive power, 34,695 unrestricted shares held in a trust for the benefit of Mr. Joyce’s children for which Mr. Joyce has no voting and dispositive power and 399,750 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.

(5)	Consists of 67,528 unrestricted and 186,630 restricted shares held by Mr. Voetsch individually and 100,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(6)	Consists of 82,111 unrestricted and 195,598 restricted shares held by Mr. Smyth individually.
(7)	Consists of 11,348 unrestricted and 103,144 restricted shares held by Mr. Bisgay individually and 45,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(8)	Consists of 29,317 unrestricted and 83,892 restricted shares held by Mr. Sadoff individually and 50,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(9)	Consists of 65,000 shares issuable upon the exercise of options held by Mr. Bolster that are exercisable within 60 days from April 1, 2008.
(10)	Consists of 10,800 unrestricted shares held by Mr. Griffith individually and 99,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(11)	Consists of 1,878 unrestricted shares held by Mr. Lazarowitz individually, 1,496 unrestricted shares held by Mr. Lazarowitz’s immediate family for which Mr. Lazarowitz has sole voting and dispositive power, 436,206 unrestricted shares held in a family trust for which Mr. Lazarowitz has no voting and dispositive power, 2,024,000 unrestricted shares held by Trimark Associates LLC, a Delaware limited liability company, in which Mr. Lazarowitz is a member, and 91,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(12)	Consists of 2,500 unrestricted shares held by Mr. Lockburner individually and 65,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(13)	Consists of 35,000 shares issuable upon the exercise of options held by Mr. Milde that are exercisable within 60 days from April 1, 2008.
(14)	Consists of 1,646,210 unrestricted shares held by four trusts and a family limited partnership for the benefit of Mr. Riney and his immediate family over which Mr. Riney has sole voting and dispositive power, and 115,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 1, 2008.
(15)	Consists of 11,667 shares issuable upon the exercise of options held by Ms. Shahon that are exercisable within 60 days from April 1, 2008.
(16)	According to a Schedule 13G/A filed February 1, 2008, the shares are held by Royce & Associates, LLC. The principal address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.
(17)	According to a Schedule 13G/A filed February 13, 2008, the shares are held by direct and indirect subsidiaries of, and persons associated with, Tudor Investment Corporation. The principal address of Tudor Investment Corporation is 1275 King Street, Greenwich, CT 06831.
(18)	According to a Schedule 13G filed February 11, 2008, the shares are held by direct and indirect subsidiaries of The TCW Group, Inc., on behalf of the TCW Business Unit The principal address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any public entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Mr. Riney, a member of the Compensation Committee, is the president of Scottrade which was the source of 9.5% of the Company’s U.S. equity dollar volume traded in 2007. During the same period, payment for order flow by us to Scottrade equaled approximately $10.3 million, representing less than 5% of the Company’s and of Scottrade’s consolidated gross revenues for 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and Directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. Copies of these reports must also be furnished to the Company. Based solely upon its review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2007, all filing requirements applicable to its officers and Directors were complied with in a timely manner.

Purchases and sales of our equity securities by such persons are published on our corporate web site at www.knight.com in the “Investor Center” section. The information on our corporate website is not incorporated by reference into this Proxy Statement.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporated future filings, including this Proxy Statement, the following section titled “Finance and Audit Committee Report” shall not be incorporated by reference into any such filings, except to the extent the Company specifically incorporates such report by reference therein.

FINANCE AND AUDIT COMMITTEE REPORT

During 2007, the Finance and Audit Committee of the Board of Directors (the “F&A Committee”) provided assistance to the Company’s Board of Directors in fulfilling its oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the relationship with the independent auditor; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The F&A Committee also reviewed and made recommendations to the Board regarding: (i) all proposed material capital formation plans, including planned issuance of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company. The F&A Committee operates under a written charter that was revised by the F&A Committee and approved by the Board on October 17, 2006 (the “Charter”).

The F&A Committee is comprised of three independent Directors. The Board of Directors has determined in its business judgment that each F&A Committee member complied with the independence, experience and financial literacy requirements set forth by The Nasdaq Stock Market, Inc., The Sarbanes-Oxley Act of 2002 (the “Act”) and rules adopted by the SEC pursuant to the Act, as currently in effect. The Board of Directors has also determined in its business judgment that Messrs. Lockburner and Griffith are each an “audit committee financial expert” as defined under SEC rules. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the Securities Act of 1933.

For 2007, PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent auditor. The F&A Committee is responsible for retaining and, as necessary, terminating, the independent auditor and pre-approves all audit and non-audit services and fees to be provided by the independent auditor. The F&A Committee received and reviewed the written disclosures and the letter from its current independent auditor, PwC, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding auditor independence, and held discussions and reviewed with the independent auditor all relationships it has with the Company to determine and satisfy itself regarding the independent auditor’s independence. When considering the independence of the Company’s independent auditor, the F&A Committee considered whether the auditor’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its objectivity and independence. The F&A Committee reviewed and approved, among other matters, the amount of fees paid to PwC for audit and non-audit services. All non-audit services performed by the independent auditor must be pre-approved by the F&A Committee or a specified member thereof. The F&A Committee also evaluated the qualifications and performance of the independent auditor. Based on its review of these matters, the F&A Committee selected PwC as the Company’s independent auditor for the year ended December 31, 2008, which selection was ratified by the Board of Directors and has also been submitted to the stockholders for ratification at the Annual Meeting.

Management is responsible for the financial reporting process, including the system of internal control and the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for conducting an independent audit of the financial statements in accordance with generally accepted auditing standards. The F&A Committee is responsible for monitoring and reviewing these processes. The F&A Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

In performing its duties, the F&A Committee held thirteen (13) meetings during 2007. The F&A Committee met in executive session five (5) times during regularly scheduled meetings held through the year. Additionally, the F&A Committee met in private session with the Chief Financial Officer, General Counsel/Chief Legal Officer, Director of Internal Audit, and independent auditor during various meetings held throughout the year. These meetings were designed, among other things to encourage free and open communications among the F&A Committee, management and independent auditor. The independent auditor has free access to the F&A Committee to discuss any matters it deems appropriate. The F&A Committee has discussed with the independent auditor, with and without management present, the overall scope and plan for its annual audit, the results of its examination and the overall quality of the Company’s financial reporting and its evaluation of the Company’s internal controls, including its assessment on management’s assertion of the adequacy of the Company’s controls over financial reporting. Additionally, the F&A Committee discussed matters related to the conduct of the audit and other matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Communications with Audit Committees). The F&A Committee also reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007 with management and the independent auditor.

During the course of 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Act of 2002 and related regulations. The F&A Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the F&A Committee received periodic updates provided by management and the independent auditors at each regularly scheduled F&A Committee meeting. At the conclusion of the process, management provided the F&A Committee with its report on the effectiveness of the Company’s internal control over financial reporting.

For the year ended December 31, 2007, the F&A Committee performed all of its duties and responsibilities under the Charter. Based on the F&A Committee’s discussions with management and the independent auditor, review of the representations of management, including management’s Report on Internal Control over Financial Reporting as required by Section 404 of the Act, and the report of the independent auditor to the F&A Committee, and subject to the limitations of the role of the F&A Committee referred to above and in the Charter, the F&A Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K.

Finance and Audit Committee

Thomas C. Lockburner, Chairman

William L. Bolster

Gary R. Griffith

Fees Paid To Our Independent Auditor

In addition to retaining PwC to audit the consolidated financial statements for 2007, the Company retained PwC, as well as other accounting and consulting firms, to provide various consulting services in 2007, and expects to continue to do so in the future. The Company understands the need for PwC to maintain its objectivity and independence in its audit of the Company’s financial statements and, therefore, the Company does not use PwC for strategic consulting services, development of tax planning transactions or for services prohibited by the Act such as internal audit work and financial information system design and implementation. The Company uses PwC for non-audit work when it concludes that PwC is the most appropriate provider of that service and such work is compatible with maintaining its objectivity and independence.

The following fees were paid to PwC, the Company’s independent auditor, for services rendered in 2007 and 2006:

	2007	2006
Audit fees	$1,535,446	$1,455,088

Non-audit fees:
Audit-related fees	87,243	31,880
Tax fees	179,098	447,245

Total Non-audit fees	266,341	479,125

Total Fees Paid to PwC	$1,801,787	$1,934,213

Audit fees represent the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements for the applicable year and reviews of the Company’s financial statements included in SEC Forms 10-Q during such year. Audit fees also include the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Act.

Audit-related fees primarily represent fees paid in the applicable year for due diligence related to acquisitions and financial accounting consultations.

Tax fees represent fees paid in the applicable year for assistance with domestic and international income tax compliance, tax examinations, and general tax advice.

Policy on Finance and Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The F&A Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The F&A Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and fees related to such services.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the F&A Committee is requested. The F&A Committee reviews these requests and advises management if the F&A Committee approves the engagement of the independent auditor. The F&A Committee may delegate to one or more of its members the authority to grant pre-approval required by this policy. On a periodic basis, management reports to the F&A Committee regarding the actual spending for such projects and services compared to the pre-approved amounts.

In granting pre-approval of non-audit services, the F&A Committee considered whether the provision of non-audit services rendered by our independent auditor is compatible with maintaining their objectivity and independence. The F&A Committee concluded that such objectivity and independence has been maintained.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor for the year ending December 31, 2008 as required under The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002. Additionally, the Board of Directors has ratified the appointment of PwC as the Company’s independent auditor and we are submitting the selection of PwC for stockholder ratification at the Annual Meeting.

PwC representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Although stockholder action on this matter is not required under our Amended and Restated By-Laws or Amended and Restated Certificate of Incorporation, this appointment is being recommended to the stockholders for ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection of PwC, the Finance and Audit Committee will reconsider whether or not to retain PwC, but still may retain them. Even if the appointment is ratified, the Finance and Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Pursuant to applicable Delaware law and our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation, the ratification of the appointment of PwC requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will be disregarded and have no effect on the outcome of the vote.

THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter for the Company’s F&A Committee includes a requirement for the F&A Committee to review and approve any proposed transaction involving the Company and a related party. For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K. Additionally, the Company’s Code of Business Conduct and Ethics (the “Code”) prohibits executive officers and Directors from entering into transactions where conflicts of interest exist, including related party transactions, without a waiver from Board of Directors or a designated committee thereof. The F&A Committee charter, along with the Code, is available through the Knight corporate web site at www.knight.com in the “Corporate Governance” section.

In the ordinary course of business, the Company may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also Directors of the Company. Transactions with such corporations and financial institutions are approved by the Board of Directors or a designated committee thereof, conducted on an arm’s-length basis and do not violate the Nasdaq independence standards, as currently in effect.

Scottrade.    Mr. Riney, the president of Scottrade, is a Director of Knight, and has beneficial ownership over 1,646,210 shares of our Common Stock. For the year ended December 31, 2007, Scottrade was the source of 9.5% of the Company’s U.S. equity dollar volume traded. During the same period, payment for order flow by us to Scottrade equaled approximately $10.3 million, representing less than 5% of the Company’s and of Scottrade’s consolidated gross revenues for 2007.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the year ended December 31, 2007, without charge, upon written request to the Corporate Secretary, Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. This Proxy Statement and the Company’s 2007 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at www.knight.com. The 2007 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website, other than the Proxy Statement, are not part of the Company’s proxy soliciting materials, and are not incorporated by reference.

INTERNET AVAILABILITY

Pursuant to new rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with these new SEC rules, you may access our proxy statement at www.bnymellon.mobular.net/bnymellon/nite, which does not have “cookies” that identify visitors to the site.

STOCKHOLDER PROPOSALS

Under SEC rules, stockholders intending to present a proposal at the Company’s 2009 Annual Meeting and have it included in the Company’s proxy materials must submit the proposal in writing to the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. The proposal must be received by the Company no later than January 15, 2009 and must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act.

In accordance with the Company’s Amended and Restated By-Laws, stockholder proposals intended to be presented at the Company’s 2009 Annual Meeting and stockholder nominations for directors to be elected at the Company’s 2009 Annual Meeting must each be received by the Company not later than February 14, 2009, and no earlier than January 15, 2009. Such proposals must be delivered to, or mailed and received by, the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 and otherwise meet certain requirements as described in the Company’s Amended and Restated By-Laws.

OTHER BUSINESS

Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before such Annual Meeting, the persons named in the enclosed proxy or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE PROPOSALS	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	To elect 7 members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are duly elected and qualified;

	FOR	AGAINST		FOR	AGAINST
01 William L. Bolster	☐	☐	05 Thomas C. Lockburner	☐	☐

	FOR	AGAINST		FOR	AGAINST
02 Gary R. Griffith	☐	☐	06 James T. Milde	☐	☐

	FOR	AGAINST		FOR	AGAINST
03 Thomas M. Joyce	☐	☐	07 Laurie M. Shahon	☐	☐

	FOR	AGAINST
04 Robert M. Lazarowitz	☐	☐

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2008; and

FOR	AGAINST	ABSTAIN

☐	☐	☐

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature	Signature	Date

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nite Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

KNIGHT CAPITAL GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2008

The undersigned hereby appoints Thomas M. Joyce and Thomas M. Merritt, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Knight Capital Group, Inc. (the “Company”) to be held on May 14, 2008 at 1:00 p.m. at the Company’s headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company Class A Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not subsequently properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated therein. If no instructions are indicated for any particular matter or matters, such proxies will be voted in accordance with the Board of Directors’ recommendations as set forth herein with respect to such proposal(s).

Address Change/Comments (Mark the corresponding box on the reverse side)

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